Exhibit 99

USANA Health Sciences Announces Record Second Quarter 2010 Financial Results

  Net sales increased by 12.4% to a record $126.0 million
  Earnings per share increased by 21.1% to a record $0.69
  Company raises outlook for 2010

SALT LAKE CITY--(BUSINESS WIRE)--July 27, 2010--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced record financial results for its fiscal second quarter ended July 3, 2010.

Financial Performance

Net sales in the second quarter of 2010 improved 12.4% to $126.0 million, compared with $112.1 million in the second quarter of the prior year. This increase was due to an overall increase in product sales, driven primarily by a 5% increase in the number of active Associates, which is the result of continued growth in the Asia Pacific region. Additionally, favorable changes in currency exchange rates accounted for $5.2 million of the increase in net sales for the second quarter of 2010.

Net earnings in the second quarter of 2010 increased 22.5% to $10.8 million, or $0.69 per share, compared with $8.8 million, or $0.57 per share, in the second quarter of the prior year. This year-over-year increase resulted from higher net sales and improved gross profit margins. These improvements, however, were partially offset by higher Associate incentives expenses and higher selling, general and administrative expenses.

For the six months ended July 3, 2010, net sales increased by 17.1% to $245.1 million, compared with $209.4 million for the first six months of the prior year. This growth in sales was due to an overall increase in product sales, driven again by a higher average number of active Associates. Additionally, favorable changes in currency exchange rates accounted for $13.9 million of the increase in net sales for the first six months of 2010. Net earnings for the first six months of 2010 increased by 32.2% to $20.4 million, or $1.31 per diluted share, compared with net earnings of $15.4 million, or $1.00 per diluted share, for the first six months of the prior year. This increase in net earnings during the period resulted from higher net sales, improved gross profit margins, and lower relative selling, general and administrative expenses, which were partially offset by higher Associate incentives expenses.

Regional Results

During the second quarter of 2010, net sales in the North America region decreased by 1.0% to $62.1 million, compared with the second quarter of the prior year. Net sales in North America benefited by $2.4 million from changes in currency exchange rates in Canada and Mexico. Active Associates in the North America region decreased by 10.4% compared with the second quarter of the prior year. Importantly, on a sequential quarter basis, active Associates increased by 1.1% and sales increased by 2.6% in this region.

Net sales in the Asia Pacific region for the second quarter of 2010 increased by 29.5% to $63.9 million, compared with the second quarter of the prior year. This improvement was mainly due to an overall increase in product sales, driven by 22.3% growth in the number of active Associates. This increase in the number of active Associates was primarily the result of double-digit growth in Hong Kong.

“Although our results in North America were down slightly over last year, we are pleased to see consecutive quarter improvements in this region in both sales and active Associates,” said Dave Wentz, chief executive officer. “The success of our Asia Pacific region continues to drive our top-line growth. This success was highlighted this quarter by our Asia Pacific convention held in May in Hong Kong, which was our largest ever Associate-attended event. At this event, we introduced several new region-specific products that contributed to record convention sales of $2.8 million. Highlighting this convention was the announcement of our intention to open business in China. We believe that now is the right time for USANA to make the necessary investments for entry into this large and growing market.”

Outlook

Jeff Yates, chief financial officer, said, “I am pleased with our strong second quarter operating results which were better than we expected, particularly the 160 basis-point improvement we made to our operating margin. While the Asia Pacific convention in May added about $1.6 million in SG&A spending, this was more than offset by the significant improvement to our gross margin. In light of our strong second quarter operating results, we are raising our financial guidance for 2010. We now project consolidated net sales to be between $488 million and $495 million and earnings per share to be between $2.73 and $2.80.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 28, 2010 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	4-Jul-09	3-Jul-10

Net sales	$112,093	$126,011
Cost of sales	23,753	22,735
Gross profit	88,340	103,276

Operating expenses
Associate incentives	50,321	57,065
Selling, general and administrative	24,719	29,149

Earnings from operations	13,300	17,062

Other income (expense)	125	(587)
Earnings before income taxes	13,425	16,475

Income taxes	4,634	5,705

NET EARNINGS	$8,791	$10,770

Earnings per share - diluted	$0.57	$0.69
Weighted average shares outstanding - diluted	15,385	15,697

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	2-Jan-10	3-Jul-10
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,658	$28,427
Inventories	25,761	30,789
Other current assets	12,507	11,910
Total current assets	51,926	71,126

Property and equipment, net	57,241	56,035
Goodwill	5,690	5,690
Other assets	8,581	10,821
Total assets	$123,438	$143,672

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,810	$7,121
Other current liabilities	34,668	36,523
Total current liabilities	40,478	43,644

Line of credit	7,000	-
Other long-term liabilities	1,587	1,470
Stockholders' equity	74,373	98,558
Total liabilities and stockholders' equity	$123,438	$143,672

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	4-Jul-09		3-Jul-10
Region
North America

United States	$39,908	35.6%	$37,992	30.1%

Canada	16,454	14.7%	18,373	14.6%

Mexico	6,379	5.7%	5,748	4.6%

North America Total	62,741	56.0%	62,113	49.3%

Asia Pacific

Southeast Asia/Pacific	24,518	21.9%	23,968	19.0%

East Asia	19,649	17.5%	34,437	27.3%

North Asia	5,185	4.6%	5,493	4.4%

Asia Pacific Total	49,352	44.0%	63,898	50.7%

Consolidated	$112,093	100.0%	$126,011	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	4-Jul-09		3-Jul-10
Region
North America

United States	65,000	32.5%	57,000	27.1%

Canada	26,000	13.0%	26,000	12.4%

Mexico	15,000	7.5%	12,000	5.7%

North America Total	106,000	53.0%	95,000	45.2%

Asia Pacific

Southeast Asia/Pacific	46,000	23.0%	44,000	21.0%

East Asia	40,000	20.0%	63,000	30.0%

North Asia	8,000	4.0%	8,000	3.8%

Asia Pacific Total	94,000	47.0%	115,000	54.8%

Total	200,000	100.0%	210,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	4-Jul-09		3-Jul-10
Region
North America

United States	42,000	60.9%	39,000	59.1%

Canada	15,000	21.7%	15,000	22.7%

Mexico	3,000	4.3%	3,000	4.6%

North America Total	60,000	86.9%	57,000	86.4%

Asia Pacific

Southeast Asia/Pacific	7,000	10.1%	6,000	9.1%

East Asia	1,000	1.5%	2,000	3.0%

North Asia	1,000	1.5%	1,000	1.5%

Asia Pacific Total	9,000	13.1%	9,000	13.6%

Total	69,000	100.0%	66,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors contact:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
Media contact:
Dan Macuga
Public Relations
801-954-7280